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                                                                   EXHIBIT 10.20

                                 AMENDMENT NO. 1
                                       TO
                       NASTECH PHARMACEUTICAL COMPANY INC.
                             2002 STOCK OPTION PLAN

     Pursuant to the resolutions adopted by the Board of Directors of Nastech Pharmaceutical Company Inc. (the "Company") on January 23, 2006, the following amendments to the Nastech Pharmaceutical Company Inc. 2002 Stock Option Plan are hereby adopted effective as of January 23, 2006:

1. Paragraph 8(c)(ii) is hereby deleted in its entirety and replaced with the following:

          "(c) upon the prior approval of the Company's compliance officer, which officer shall have sole discretion whether or not to give, in shares of Common Stock, valued at Fair Market Value on the date of exercise, or a combination of cash and shares of Common Stock, which shares may be previously owned shares or the shares that are being acquired upon exercise of the stock option; provided, however, that any person who is a reporting person for purposes of Section 16 of the 1934 Act may only deliver shares that are being acquired upon exercise of the stock option in this manner if at least six months has elapsed from the date on which the option was granted to such person."

2. Paragraph 12 is hereby deleted in its entirety and replaced with the following:

          "12. Elective Share Withholding. Subject to the provisions of this
     Section 12, a Grantee may, with the prior approval of the Company's compliance officer, which officer shall have sole discretion whether or not to give, elect the withholding by the Company of a portion of the Shares otherwise deliverable to such Grantee upon the exercise of an Option (a "Taxable Event") having a Fair Market Value equal to the minimum amount necessary to satisfy the Required Withholding liability attributable to the Taxable Event."